Exhibit 99.2

Loan Agreement

between

FID Esprit AG
Rosengartenstrasse 4
CH-8608 Bubikon
Represented by Axel Kutscher (subsequently „FID Esprit”)

and

Sangui BioTech International, Inc.
Alfred-Herrhausen-Str.44
58455 Witten
Represented by Prof. Wolfgang Barnikol (President and CEO) and Dr. Joachim Fleing (Director) (Subsequently „Sangui”)

1.  Background

Sangui intends to expand its cosmetics business by establishing its own internet shop and related advertizing.

FID Esprit is ready and willing to support this venture by offering a loan.

2.  Amount of Loan

FID Esprit will provide €40,000.00 to Sangui in one or more installments between April 5, 2006 and May 31, 2006.  The loan shall be sent by wire transfer to Sangui account No. XXXX at Stadtsparkasse Witten.

3.  Interest and amortization

The loan will bear interest of 6% p.a. effective of the date of receipt of the loan.

Amortization and interest will be redeemed as of June 30, 2007 at the latest.  Sangui is entitled to redeem the loan either in cash or by providing shares of common stock, valued at 50% of the average Hamburg OTC trading price of Sangui’s stock over the four weeks preceding the redemption.

4.  Risk advice

Feedback has been instructed and understands that Sangui’s current business and financial situation offers raises significatn doubt that Sangui will continue as a going concern.  Feedback knows that there is no assurance that the loan might not be lost althogeether eventually.

5.  Severability Clause

If any term or condition of this Agreement is null and void or will become null and void during its course, then the validity and effectiveness of all other terms and conditions shall not be imparied thereby.

6.  Changes of Agreement

Changes and amendments of this Agreement will not be valid unless in writing and signed by both parties.

Bubikon, April 4, 2006                                                                      Witten, July 4, 2006

/s/ Axel Kutscher                                                                                /s/ Prof. Wolfgang Barnikol
________________________                                                      ________________________
Axel Kutscher                                                                                     Prof. Wolfgang Barnikol
FID Esprit AG                                                                                     Sangui BioTech International, Inc.

                                                                                                               /s/ Dr. Joachim Fleing
                                                                                                               ________________________
                       Dr. Joachim Fleing
                                                                                                               Sangui BioTech International, Inc.